Exhibit 99.1

IT Tech Packaging, Inc. Announces Pricing of Approximately US$14.4 Million Upsized Public Offering

BAODING, China, Jan. 14, 2021 /PRNewswire/— IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or “the Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the pricing of a public offering of 26,181,818 shares of common stock (the “Common Stock”) and warrants (the “Warrants”) to purchase 26,181,818 shares of Common Stock at an offering price of $0.55 per share and warrant. Each Warrant is immediately exercisable for one share of Common Stock at an exercise price of US$0.55 per share and will expire five years from issuance. The aggregate gross proceeds of the offering are expected to be approximately US$14.4 million.

Maxim Group LLC is acting as sole placement agent in connection with the offering.

The offering is being conducted pursuant to the Company’s registration statement on Form S-1 (File No. 333-251562) previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”) on January 14, 2021 and the Company’s 462(b) registration statement on Form S-1 that was filed and became effective on January 14, 2021. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

The Company plans to use the net proceeds from the offering mainly for working capital and general corporate purposes. The offering is expected to close on or about January 20, 2021.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, nor shall there be a sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release contains information about the pending offering of the shares of Common Stock and the Warrants, and there can be no assurance that the offering will be completed.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statement

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For further information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:

Janice Wang

+86-138-1176-8559

EverGreen Consulting Inc.

Email: ir@changqingconsulting.com